[Medtronic Logo]                                     Christopher O'Connell
                                                              612/514-4917
Medtronic, Inc.                                                Dale Beumer
7000 Central Avenue, N.E.                                     612/514-3038
Minneapolis, Minnesota  55432-3576                      Investor Relations
Telephone (612) 574-4000
                                                                 Dick Reid
                                                          Public Relations
                                                              612/514-3052



F O R    I M M E D I A T E    R E L E A S E

MEDTRONIC REPORTS QUARTERLY EARNINGS UP 20.8 PCT.
AS DEFIBRILLATORS LEAD SALES GAINS

     MINNEAPOLIS, MN, February 18, 1997 -- Medtronic, Inc. (NYSE: MDT), today reported third-quarter net earnings of $128.7 million, or $0.54 a share, an increase of 20.8 percent over earnings in the comparable period a year ago.

     Revenues were $598.7 million, compared with $530.1 million, up 15.0 percent on a constant-currency basis or 13.0 percent after recognizing negative effects of the strengthening dollar in translation of foreign currency-based revenues.

     For nine months of fiscal 1997, net earnings increased 25.4 percent as revenues rose 16.7 percent excluding the negative effects of foreign exchange translation. Earnings were $384.5 million, or $1.60 a share, on revenues of $1.8 billion compared with $306.7 million and $1.29 a share on revenues of $1.6 billion for nine months of fiscal 1996.

     Chairman and Chief Executive Officer William W. George said, "Medtronic recorded its 11th consecutive quarter of earnings growth of more than 20 percent year over year. This growth comes on top of the 49 percent increase in net earnings recorded in the third quarter last year, thanks to strong contributions from the Tachyarrhythmia and Neurological businesses this year."

     Medtronic's Pacing businesses reported double-digit quarterly sales increases as revenue from the Tachyarrhythmia Management Business increased to more than $100 million. Medtronic's Micro Jewel(TM) II implantable defibrillator, introduced worldwide in late November, drove unit sales to a 26 percent increase as it became the world's most frequently implanted defibrillator. Thera(R) i-Series(TM) pacemakers highlighted unit sales increases of more than 8 percent in the Bradycardia Pacing Business while the newer Medtronic.Kappa(TM) 400 pacemaker systems were introduced in Europe at the end of the quarter.

     Sales of Neurological and diversified businesses increased by 58 percent. Especially strong contributions came from the Medtronic SynchroMed(R) Drug Infusion System used for intrathecal baclofen therapy in treatment of spasticity related to both spinal and cerebral conditions. Medtronic PS Medical and Medtronic Synectics also scored excellent sales increases. A new, cost-effective therapy for cancer pain, the Medtronic AlgoMed(TM) implantable drug infusion system, was launched in European markets during the quarter.

     Coronary stents led sales increases for Medtronic Vascular businesses with the Medtronic Wiktor(R) product performing well in Japanese markets and both the Wiktor(R)-i and Medtronic beStent(TM) devices gaining sales momentum in Europe.

     Cardiac Surgery businesses were highlighted by double-digit sales growth in heart valves and surgical cannulae. A new Medtronic blood oxygenator, the Maxima Forte(TM), joined the cardiopulmonary product line and began moving into the world's surgical suites in January.

     Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and invasive therapies. Its Internet address is http://www.medtronic.com.

                              -tabulation follows-

                                 MEDTRONIC, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                                   (Unaudited)

                                                         Three months ended                    Nine months ended
                                                   ---------------------------------     ----------------------------
                                                     Jan. 31             Jan. 26           Jan. 31        Jan. 26
                                                      1997                 1996              1997           1996
                                                   ------------        -------------     -------------  -------------
                                                             (in thousands, except per share data)


Net sales                                        $     598,749       $      530,070    $    1,797,771   $  1,574,993

Costs and expenses:
  Cost of products sold                                152,314              143,640           458,955        440,710
  Research and development expense                      69,531               63,318           203,459        173,038
  Selling, general, and
    administrative expense                             188,517              164,248           569,191        505,686
  Interest expense                                       1,536                1,842             6,148          5,850
  Interest income                                       (9,650)              (7,031)          (26,971)       (21,606)
                                                   ------------        -------------     -------------  -------------
    Total costs and expenses                           402,248              366,017         1,210,782      1,103,678
                                                   ------------        -------------     -------------  -------------

Earnings before income taxes                           196,501              164,053           586,989        471,315

Provision for income taxes                              67,793               57,491           202,511        164,624
                                                   ------------        -------------     -------------  -------------

Net earnings                                     $     128,708       $      106,562    $      384,478   $    306,691
                                                   ============        =============     =============  =============

Weighted average shares outstanding                    239,957              238,469           239,703        236,903

Earnings per share                               $        0.54       $         0.45    $         1.60   $       1.29
                                                   ============        =============     =============  =============


The  FY96  amounts  have  been  restated  to  reflect  the  May  and  June  1996 acquisitions of AneuRx, Inc. and InStent Inc. which were accounted for as poolings of interests.